W.T. Uniack & Co. CPA’s, P.C.
Certified Public Accountants

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in the filing of Baeta Corp, Inc. on Form S-1, Amendment No. 10 and our report dated March 25, 2010 with respect to our audits of the financial statements of Baeta Corp, Inc. as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008, which report appears with those financial statements referred to above. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/W.T. Uniack & Co. CPA’s, P.C.

Alpharetta, Georgia
March 31, 2010